                                                                     EXHIBIT 2.8


                    AGREEMENT OF PURCHASE AND SALE OF STOCK


                 THIS AGREEMENT is made on the 6th day of August, 1996 but effective as of the first day of July, 1996, between and among LASON SYSTEMS, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48084 ("Buyer"); JAMES PAMEL whose address is 29400 Stephenson Highway, Troy, Michigan 48084, JOHN MARKOUL whose address is 29400 Stephenson Highway, Troy, Michigan 48084 and PETER PAMEL whose address is 29400 Stephenson Highway, Troy, Michigan 48084 (sometimes hereinafter collectively referred to as "Shareholders"); NATIONAL REPRODUCTIONS CORPORATION, a Michigan corporation, the address of which is 29400 Stephenson Highway, Madison Heights, Michigan 48071 (the "Corporation"). Shareholders and Corporation are hereinafter collectively referred to in this Agreement as "Selling Parties".

                            R  E  C  I  T  A  L  S:

                 Shareholders have represented that they own all of the issued and outstanding capital stock of Corporation as follows:

                 SHAREHOLDER          NO. OF SHARES            % OF OWNERSHIP
                 -----------          -------------            --------------
                 James Pamel
                 ("J. Pamel")           12,253                     44.73%

                 John Markoul
                 ("Markoul")            14,000                     50%

                 Peter Pamel
                 ("P. Pamel")            1,477                     5.27%
                                        ------

                                        28,000                     100%

                 Buyer desires to purchase one hundred (100%) percent of the capital stock in Corporation (the "Shares") from Shareholders, and Shareholders desire to sell the Shares to Buyer, and Corporation desires that this transaction be consummated.

                 NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

                 SECTION 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 7.1), Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. The certificates representing the Shares shall be duly endorsed in blank for transfer, or accompanied by a separate written instrument of assignment, and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

                 SECTION 1.2 PURCHASE PRICE. Subject to the matters set forth in Section 8.4 hereof, the purchase price for the Shares is Eight Million Five Hundred Eleven Thousand Nine Hundred Sixty-One and 00/100 ($8,511,961.00) Dollars (the "Purchase Price"). The Purchase Price was established as follows:
(i) an estimated purchase price between Buyer and Shareholders of $9,000,000.00 was established; (ii) the estimated purchase price was adjusted by $123,853.00 to $9,123,853.00 in order to reflect the change in the Corporation's net worth from the Corporation's balance sheet at March 31, 1996 of $1,529,554.00 to a net worth at June 30, 1996 of $1,653,407.00; and (iii) from the foregoing adjusted purchase price the following items were deducted: (a) $120,000.00 - property located at 16901 W. Eight Mile Road, Detroit, Michigan (the "Eight Mile Road Property") being deeded to Investment Associates or its' designee;
(b) shareholder receivables being forgiven - $123,253.00; (c) Investment Associates receivable being forgiven - $176,258.00; and (d) cash surrender value of key man life insurance being assigned to J. Pamel and Markoul at closing - $192,381.00 leaving the aforesaid purchase price of $8,511,961.00.

                 SECTION 1.3 PAYMENT OF THE PURCHASE PRICE. Subject only to the provisions of this Section 1.3, the Purchase Price shall be paid to Shareholders on the Closing Date in immediately available funds by certified or bank cashier's checks or confirmed wire transfer at Buyer's option. The amount of the Purchase Price to which each of the Shareholders is entitled hereunder (which shall be in proportion to their ownership interests in the Corporation) is set forth on Exhibit "1.3".

                 Notwithstanding the foregoing, J. Pamel shall receive $400,000.00 of his aliquot share of the Purchase Price in the form of a Promissory Note issued by Buyer. Such Promissory Note shall contain, inter alia, the following terms and conditions: (i) it shall be without interest except in the event of default in which case it shall bear interest at the First Union National Bank of North Carolina Prime Rate of Interest plus five (5%) percent; (ii) it shall be due and payable in full on the first to occur of one (1) year following the initial public offering of Buyer's parent corporation, Lason Holdings, Inc., a Delaware corporation ("Holdings") or October 1, 1997; (iii) it shall contain an option for J. Pamel to acquire $400,000.00 worth of Holdings' common stock at the offering price to the public on the date of its initial public offering, with such shares being fully registered and freely tradeable; (iv) such option may be exercised at any time prior to the due date of the Promissory Note; provided that Buyer shall have no obligation to prepay the Promissory Note; and (v) in the event





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

that Holdings does not complete an initial public offering by May 1, 1997, then, and in that event, J. Pamel may accelerate payment of the Promissory Note to that date which is thirty (30) days following the date of J. Pamel's notice to Buyer of his desire for accelerated payment.



                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

                 Selling Parties represent and warrant to Buyer that, as of the date hereof:

                 SECTION 2.1 ORGANIZATION, STANDING AND POWER. Corporation is duly organized, validly existing and in good standing under the laws of the State of Michigan, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification necessary.

                 SECTION 2.2 CAPITALIZATION. The authorized capital stock of Corporation consists of Fifty Thousand (50,000) shares of common stock having a par value of $1.00 each, of which Twenty Eight Thousand (28,000) shares are issued and outstanding. All of the Shares are validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                 SECTION 2.3 TITLE TO SHARES. Except as set forth on Exhibit "2.5", each of the Shareholders is the owner, beneficially and of record, of that number of Shares described in the first recital hereof, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

                 SECTION 2.4 SUBSIDIARIES. Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except for the stock investment disclosed on Exhibit "2.12".

                 SECTION 2.5 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, has been duly and validly authorized by the Board of Directors of Corporation. Except as set forth on Exhibit "2.5", Selling Parties represent and warrant that they have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any material aspect of the business or assets of Corporation, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by Selling Parties of this Agreement or the consummation by Selling Parties of the transactions contemplated hereby.

                 SECTION 2.6 NO BREACH OR VIOLATION. Except for the Master Revolving Note dated July 1, 1993 in the original principal amount of $1,400,000 with Comerica Bank, the execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, does not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles Of Incorporation or By-Laws of Corporation, or any material lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Corporation is a party or by which it or its property is bound; (iii) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (iv) the creation or imposition of any lien, charge or encumbrance on any of the material properties of Corporation.

                 SECTION 2.7 FINANCIAL STATEMENTS. There have heretofore been delivered to Buyer: (i) unaudited financial statements, including balance sheets, statements of income and retained earnings, and statements of changes in financial position for Corporation as of December 31, 1993, December 31, 1994 and December 31, 1995, and for the twelve (12) month period then ended reviewed by Plante Moran, independent public accountants, whose opinions with respect to said statement are included therein ; and (ii) unaudited balance sheet and statement of income and retained earnings for Corporation as of June 30, 1996 and for the 6-month period then ended, accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of Corporation stating that such balance sheet and statement of income are unaudited but include all adjustments considered necessary for a fair presentation of the results for the period indicated.

          All of the financial statements referred to above (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Financial Statements present fairly the financial positions of Corporation to which they relate as at the respective dates thereof, and the related results of operations of Corporation for the periods therein referred to.

                 SECTION 2.8 UNDISCLOSED LIABILITIES. Except as set forth on Exhibit "2.8", Corporation has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or





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

otherwise, which, under generally accepted accounting principles, should have been so reflected or reserved against or disclosed in the Balance Sheets or in the Financial Statements. All debts, liabilities and obligations incurred after the closing date of the Balance Sheets were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                 SECTION 2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on Exhibit "2.9", since June 30, 1996, the business of Corporation has been operated only in the ordinary course and, without limiting the generality of the foregoing, Corporation has not:

                 A. Declared, set aside or paid any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, except in the ordinary course of business;

                 B. Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                 C. Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities, operations or prospects;

                 D. Issued, authorized for issuance, or sold any equity security, bond, note or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise;

                 E. Incurred additional debt for borrowed money, or incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business;

                 F. Paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute,





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

         proceeding, suit or appeal, pending or threatened against them or any of their assets or properties, except liabilities included in the Balance Sheets and in the Financial Statements, and current liabilities incurred in the ordinary and usual course of its business;

                 G. Mortgaged, pledged, otherwise encumbered or subjected to lien any of its material assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

                 H. Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

                 I. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity;

                 J. Made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

                 K. Entered into any transaction or contract (excluding contracts with customers for products and services), or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $50,000.00;

                 L. Waived any right or claim or canceled any debts or claims or voluntarily suffered any extraordinary losses;

                 M. Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

                 N. Effected any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation or any other employee benefit plan or arrangement except in the usual and ordinary course of business;

                 O. Paid to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect prior to December 31, 1995 except in the usual and ordinary course of business;





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

                 P. Effected any change in its directors or executive management;

                 Q. Effected any amendment or modification in its Articles of Incorporation or By-Laws;

                 R. Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                 S.       Revalued any of its assets;

                 T. Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person except in the usual and ordinary course of business;

                 U. Made any loan to any person or entity, or guaranteed any loan;

                 V. Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through V.

                 SECTION 2.10     TAXES.   Except as set forth in Exhibit
"2.10", within the times and in the manner prescribed by law, Corporation has filed all tax returns required to be filed and has paid or made adequate provision for payment of all taxes upon it, its properties, income or franchises, due and payable on or before the date hereof. Except as set forth in Exhibit "2.10", there are no claims pending against Corporation for past-due taxes, nor has Corporation been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Corporation. Except as set forth in Exhibit "2.10" there are no outstanding waivers or agreements by Corporation for the extension of the time for the assessment of any tax. The tax returns of Corporation, if audited, have been finally determined by the Internal Revenue Service or other taxing authority, or otherwise closed, and any penalties, deficiencies, assessments, additions to tax and interest proposed as a result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the balance sheet as of May 31, 1996, and included in the Financial Statements, are, adequate for any and all taxes for the periods ending the date of such balance sheets and for all prior periods, whether or not disputed. As used in this Section 2.10, the terms "tax" and "taxes" refer to any tax, assessment, additions to tax, fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth or other governmental entity. Corporation





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

has never filed, nor will it file, any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended, on or before the Closing Date. The Shareholders will have prepared and the Shareholders will be responsible for the cost of such preparation and filing all requisite federal and state tax returns for the period ending June 30, 1996 notwithstanding the fact that Buyer as the post closing parent corporation of Corporation shall be responsible for preparing same; provided, however, that Buyer will have the right to approve same, which shall not be unreasonably withheld.

                 SECTION 2.11 RECEIVABLES. Except as set forth on Exhibit 2.11, all receivables of Corporation shown on the Balance Sheets and the Financial Statements and arising thereafter are carried at values determined in accordance with generally accepted accounting principles consistently applied, and represent valid and binding obligations of the debtors requiring no further performance by Corporation. Reserves for doubtful accounts have been established on the books of Corporation in accordance with generally accepted accounting principles consistently applied and are reflected on the balance sheets included in the Financial Statements.

                 SECTION 2.12 INVESTMENTS AND INVESTMENT SECURITIES. Corporation has no interest, of record or beneficial, direct or indirect, in any governmental bonds or notes, other investment securities and assets held for investment except as set forth on Exhibit 2.12.

                 SECTION 2.13     REAL PROPERTY.

                 A. Exhibit "2.13" sets forth a complete and accurate address of each parcel of real property owned by or leased to Corporation (collectively, the "Real Property").

                 B. To the best of Selling Parties' knowledge, the Real Property and the current and planned use thereof is and will be in compliance with all, and is and will not be in violation of any, applicable federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including, without limitation, building, zoning or environmental laws) affecting the Real Property and its use.

                 C. No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Corporation by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same.





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

                 D. To the best of Selling Parties' knowledge, there is not: (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Real Property; (ii) any intended or proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Real Property; or
         (iii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened or contemplated against or affecting the Real Property nor is there any basis for any such matters.

                 E. Corporation has not subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease, sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Exhibit "2.13", and has not entered into, and shall not enter into, any agreement to do any of the above.

                 F. There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof due and payable by Corporation.

                 SECTION 2.14 LEASES. Exhibit "2.14" lists all leases, rental agreements, conditional sales contracts and other similar agreements (collectively, "Leases") which cannot be terminated by Corporation without liability at any time upon less than thirty (30) days' notice or which involve payment by them in the future of more than $10,000.00, under which Corporation holds or uses any real or personal property or leases any of the same to others. Corporation has complied with the material provisions of all such leases, and all such leases are valid, in good standing and enforceable by Corporation in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by limitations on enforceability applicable to contracts generally. Notwithstanding anything contained in said leases, Corporation has such title to or interests thereunder as are necessary to continue to conduct its business as presently conducted, and there is no title defect to which any of said leases is subject which might be expected at any time to have a material adverse effect on Corporation or its condition (financial or other), earnings, assets, liabilities, business, operations or prospects. Exhibit "2.14" sets out any and all advances, deposits and prepayments made by Corporation under such leases.

                 SECTION 2.15     ENVIRONMENTAL MATTERS.

                 A. None of the operations or property of Corporation is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., Occupational Safety and Health Act, 29 U.S.C. Section Section 651 et seq., Resource Conversation and Recovery Act, 42 U.S.C. Section Section
         6901 et seq., Clean Air Act, 42 U.S.C. Section Section 7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. Section Section 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                 B. Corporation has no knowledge of a "Release" nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Estate (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                 C. Corporation has not received any written notice, claim or report from any governmental authority or third party to the effect that Corporation is or may be liable to any other person or entity as a result of the Release or threatened Release of a Contaminant into the environment.

                 SECTION 2.16 PATENTS, ETC. Exhibit "2.16" contains a list and brief description of all trade names, trademarks, trademark registrations and applications for registration, service marks, patent rights, patent applications, trade secrets, copyrights and applications therefor (herein collectively referred to as "Proprietary Rights") owned by Corporation, useful or necessary to the conduct of its business, or in which Corporation has any rights, licenses or immunities and of all patent licensing and similar arrangements to which Corporation is a party. All Proprietary Rights are owned by Corporation, and are, to the best of Selling Parties' knowledge, valid and in full force and effect.

                 SECTION 2.17 NON-INFRINGEMENT; AGREEMENTS. Except as set forth on Exhibit 2.17, no Proprietary Right is the subject of litigation or other adversary proceedings. To the best of Selling Parties' knowledge, no present or presently proposed operation or activity of Corporation infringes the rights of any other person or entity, and no person or entity is infringing the Proprietary Rights of Corporation. Corporation has the right and authority, including without limitation, adequate licenses, to use such Proprietary Rights as are necessary to enable Corporation to conduct and continue to conduct all phases of its business in the manner presently conducted by it. Corporation is not a party to or bound by any license or agreement requiring the payment by it of any royalty, override or similar payment in connection with any activity conducted or to be conducted by it. Except as provided for by the terms of contracts with governmental authorities, Corporation is not a party to any agreement: (i) prohibiting or restricting its use or sale of any special device, item, customer list, secret process or the like; or (ii) limiting its business to any territory, pricing policy or customers; or (iii) requiring exclusive dealing or otherwise in restraint of its business.

                 SECTION 2.18 INSURANCE. All policies of liability, theft, life, fire, title and other forms of insurance and surety bonds (including, without limitation, any standby letters of credit), insuring Corporation, its directors, officers, employees, properties, assets and business are listed and briefly described on Exhibit "2.18". All of said policies are, to the best of Selling Parties' knowledge, valid and in good standing. Corporation has experienced no losses or made claims under any of such policies which are extraordinary for a company of its' size except as are set forth on Exhibit "2.18".

                 SECTION 2.19 INTERESTED TRANSACTIONS. Corporation has no contract or agreement (oral or written) with, any outstanding loans to or from, or any outstanding liabilities (except for no more than one (1) months' salary at no more than the annual rate) to any officer, director, employee or stockholder of Corporation or any relative of any such person or any corporation or other entity in which any of such persons has a material financial interest, direct or indirect, or of which any such person is an officer, director or partner, except as are set forth on Exhibit 2.19.

                 SECTION 2.20 CUSTOMERS AND SALES. A correct and current list of all customers of Corporation whose annual purchases during 1995 exceeded $100,000.00 is set forth on Exhibit "2.20". There are no facts or circumstances known to the Selling Parties or any of them indicating that any customer who has ordered products or services from Corporation which have not yet been delivered intends to cancel such order. Selling Parties have no knowledge that any of the customers of Corporation intend to cease doing business with Corporation, or materially alter the amount of the business that they are presently doing with Corporation.

                 SECTION 2.21 EXISTING EMPLOYMENT CONTRACTS AND/OR REMUNERATION AGREEMENTS. Exhibit "2.21" sets forth a complete and accurate list of all employment contracts or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party or by which Corporation is bound, copies of the originals of which have been provided to Buyer. All such contracts and arrangements are in full force and effect, and neither Corporation nor any other party is in default under any such contract or arrangement, nor are there any amendments, modifications, changes or releases thereto, written or oral. There have been no claims of defaults and there are no facts or conditions which if continued, or upon notice, will result in a default under such contracts or arrangements. Corporation has no obligation to employ or engage any agent, consultant, employee, officer, director or shareholder, or to provide bonuses, profit sharing payments, severance pay or retirement benefits, life, medical or other insurance or any other employee benefits or any other payments, which in each case is not terminable at will without liability to Corporation.

                 SECTION 2.22 EMPLOYEE BENEFITS PLANS. Exhibit "2.22" sets forth a complete and accurate list of all pension, bonus, profit-sharing, stock option or other plan or arrangement providing for employee benefits (including any plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act), to which Corporation is a party or by which Corporation is bound, copies of the originals of which are attached hereto as Exhibit "2.22". There are no unfunded liabilities or other obligations of Corporation with respect to any such pension, bonus, profit-sharing, stock option or other plans or arrangements providing for employee benefits except as set forth on Exhibit "2.22" hereto.

                 SECTION 2.23 WORKERS COMPENSATION; EMPLOYMENT DISCRIMINATION; LABOR RELATIONS. Corporation has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. There are no employment discrimination proceedings by any employee or former employees against Corporation currently threatened or pending before any state or federal court or state or federal administrative agency, tribunal, commission or board and no facts or circumstances exist which may result in the filing or commencement of any such proceeding. All currently pending or outstanding worker's compensation claims are listed on Exhibit "2.23" attached hereto and all such claims are fully insured against. Corporation has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups, nor is Corporation currently engaged in any labor negotiations excepting minor grievances not involving any employee organization or group. There is no effort being made to organize the employees of Corporation into any collective bargaining unit or to solicit them to join any labor organization and Corporation has no knowledge of any intention on the part of any labor organization to organize such employees or to solicit them to join any labor organization. There is no pending or threatened labor dispute, strike or work stoppage affecting the business of the Corporation. Corporation is not bound by any prior court, administrative agency, tribunal, commission or board, decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment or, to the best of Selling Parties' knowledge, attempts to organize a collective bargaining unit which may adversely affect the business and affairs of Corporation or the transactions contemplated hereby. Except as set forth on Exhibit "2.23", there is no unfair labor practice compliant against Corporation pending before the National Labor Relations Board.

                 SECTION 2.24 OTHER CONTRACTS. Exhibit "2.24" lists and briefly describes all contracts, agreements, commitments, guarantees, letters of intent, understandings or other arrangements of a contractual nature, written or oral (including, but not limited to, franchise, patent, trademark and royalty agreements and excluding contracts with customers for the provision of goods or services), other than outstanding purchase orders made in the ordinary course of business, to which Corporation is a party and which: (i) involve payment by Corporation of more than $10,000.00; or (ii) materially affect the condition (financial or other), earnings, assets, liabilities, business, operations or prospects of Corporation. Corporation has, to the best of Selling Parties' knowledge, complied in all material respects with the provisions of all contracts under which it is bound, and has not been in material default or claimed default under any thereof. For purposes of the preceding sentence, any breach or claims of breach, other than those which could be cured by the payment of not more than $10,000.00 in the aggregate for all breaches and claimed breaches (whether or not related) shall be deemed "material".

                 SECTION 2.25 OFFICERS AND DIRECTORS, ETC. Exhibit "2.25" is a true and complete list of:

                 A. The names of all present officers and directors of Corporation and their current annual salary or other compensation (such as, but not limited to, consultant's fees) and including all bonuses, whether deferred, accrued or otherwise, which were paid or accrued during 1995;

                 B. The names, titles and annual compensation of all salaried employees of Corporation whose compensation (in whatever form) from Corporation as of the date hereof will equal or exceed an annual rate of $50,000.00 in 1996, or equaled such amount in the year ended December 31, 1995.

                 C. The name of each bank or other financial institution in which Corporation has an account, deposit or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto;

                 D. The names of all persons holding tax or other powers of attorney from Corporation and a summary of the terms of each; and

                 E. The names of all persons authorized (by the By-Laws or by resolution of the Board of Directors or otherwise) to write checks or borrow funds on behalf of Corporation.

                 SECTION 2.26 CORPORATE DOCUMENTS. Corporation has furnished or made available to Buyer or its representatives for its examination, the originals, or true, correct and complete copies, of: (i) the Articles of Incorporation and By-Laws of Corporation; (ii) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and Board of Directors;
(iii) all permits, orders and consents issued by any governmental authority (domestic or foreign) with respect to Corporation, or any security issued by them, and all applications for such permits, orders and consents; and (iv) the stock transfer books of Corporation setting forth all issuances and transfers of any capital stock.

                 SECTION 2.27 LITIGATION AND CLAIMS. Except as set forth on Exhibit "2.27" there is: (i) no action, suit, proceeding, claim or investigation pending or, to the best of Selling Parties' knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, and, to the best of Selling Parties' knowledge; (ii) no other unresolved claim made against Corporation or affecting it or its properties or business, or the transactions contemplated by this Agreement; and there is no factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same. All correspondence, memoranda and other written notifications (collectively "Complaints") which it has received within the twelve (12) months preceding the date hereof concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of Corporation, which Complaints, either individually, or in the aggregate, could result in a material adverse change to the condition (financial or other), earnings, business, assets, operations or prospects of Corporation are listed on Exhibit "2.27"
and Buyer has been provided with accurate and complete copies of same. The matters set forth in Exhibit "2.27", if decided adversely to Corporation will not result in a material adverse change in the earnings, business, assets or condition (financial or other), operations or prospects of Corporation. Corporation is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

                 SECTION 2.28 GENERAL LIABILITY. Selling Parties have no knowledge of any statement of facts or the occurrence of any event forming the basis for any present tort claim against Corporation not covered by insurance.

                 SECTION 2.29 OTHER TANGIBLE PERSONAL PROPERTY. Exhibit "2.29" contains a complete and accurate list and brief description of all material machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of any kind and description, other than inventories, owned or leased by Corporation (the "Tangible Personal Property"). The Tangible Personal Property constitutes all tangible personal property necessary for the conduct by Corporation of its business as now conducted. All motor vehicles listed on Exhibit "2.29" have current smog certificates or have passed emission standards examinations required by applicable law. Except as stated in Exhibit "2.29", no Tangible Personal Property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Corporation.

                 SECTION 2.30 TITLE TO ASSETS. Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets and interests in assets that are used in its business. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those disclosed in the Balance Sheets and in the Financial Statements;
(ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All real property and tangible personal property of Corporation is in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to it from others. No officer, director or employee of Corporation, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation.

                 SECTION 2.31 BEST KNOWLEDGE. The term "to the best of Selling Parties' knowledge", or equivalent terms, as used to qualify any of the foregoing representations and warranties, means the personal knowledge of J. Pamel, Markoul and P. Pamel as to the subject matter of such representations and warranties.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer and Holdings hereby represent and warrant to Selling Parties as follows:

                 SECTION 3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does.

                 SECTION 3.2 AUTHORIZATION. Buyer has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement (including, but not limited to, the Promissory Note and option contemplated in Section 1.3 hereof) by Buyer has been duly authorized by all requisite corporate action, including approval by Buyer's Board of Directors.

                 SECTION 3.3 NO BREACH. Buyer knows of no facts or circumstances that may tend to cause, or relate to, an existing or potential breach or default by Selling Parties of the material terms, conditions, representations and warranties set forth herein.

                 SECTION 3.4 VALIDLY ISSUED. The total authorized number of shares of capital stock which Holdings has authority to issue is 19,000,002 shares, consisting of 13,000,000 shares of Class A-1 Common Stock, of which 1,066,184 shares are issued and outstanding; 4,000,000 shares of Class A-2 Common Stock, of which approximately 5,115 shares are issued and outstanding; 1,000,002 shares of Class B Common Stock, of which 1,000,002 shares are issued and outstanding; and 1,000,000 shares of Preferred Stock, none of which shares are issued and outstanding. Additionally, certain persons hold 119,181 options to acquire Class A-1 Common Stock and certain persons hold 103,115 options to acquire Class A-2 Common Stock. When issued in accordance with the terms of this Agreement, the Class A-1 Stock will be validly issued, fully paid and non-assessable.

                                   ARTICLE 4

                       FURTHER AGREEMENTS OF THE PARTIES

                 SECTION 4.1 ACCESS TO INFORMATION. Buyer and its representatives may make such investigation of the properties, assets and business of Corporation as Buyer may reasonably request, and Corporation shall give to Buyer and to its counsel, accountants and other representatives, full access during normal business hours to all of the properties, books, contracts, commitments, records and files of Corporation, and shall furnish to Buyer all such documents and copies of documents (certified as true and complete if requested) and such information concerning the business and affairs of Corporation as Buyer may reasonably request. Such investigation shall not be deemed in any way to diminish the liability of Selling Parties in respect of the representations, warranties, schedules, certificates or agreements given hereunder.

                 SECTION 4.2 CONDUCT OF BUSINESS BY CORPORATION. From the date hereof until the Closing Date, except as Buyer may previously consent in writing, Corporation shall:

                 A. Carry on its business and activities in the ordinary course as previously carried on, and shall not make or institute any methods of management, accounting or operation that will vary materially from those methods used by Corporation as of the date of this Agreement. Without limitation of the generality of the foregoing, Corporation shall not enter into any agreement or arrangement involving sale or lease of a material portion of its assets or the granting of any preferential right to purchase such assets, properties or rights, except in connection with the sale or lease of inventory to customers in the ordinary course or business;

                 B. Maintain in full force and effect the insurance policies listed in Exhibit "2.18" to this Agreement;

                 C. Make no change in its Articles of Incorporation or By-Laws;

                 D. Make no change in its authorized or issued capital stock and issue or grant no options, warrants or rights to purchase shares of or convert other securities into its capital stock;

                 E. Not declare or pay any dividend or other distribution in respect of any shares of its capital except in the usual and ordinary course of business;

                 F. Purchase, redeem or otherwise acquire, directly or indirectly, no shares of its capital stock;

                 G. Use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, except in the case of unsatisfactory performance, and to preserve the good will of all those having business relations with it (including, but not limited to, its customers);

                 H. Enter no contract or commitment, except contracts or commitments entered into in the ordinary course of business, none of which (other than inventory purchases customary in nature and amount) shall involve payment by Corporation of more than $50,000.00;

                 I. Terminate none of the contracts or agreements listed in Exhibit "2.24" or modify any of said contracts or agreements except in accordance with their terms;

                 J. Except pursuant to existing arrangements disclosed in Exhibit "2.25" or otherwise in the usual and ordinary course of the Corporation's business: (i) grant no increase in salaries or compensation payable or to become payable by it, to any officer, employee, sales agent or representative, other than increases in customary amounts pursuant to normally scheduled salary reviews; or
         (ii) increase benefits payable under any employee plan or otherwise to any officer, employee, sales agent or representative;

                 K. Duly comply with all laws, regulations, ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business;

                 L. Encumber or mortgage none of its property or incur any liability for borrowed money, make any loans or advances to or assume, guarantee, endorse or otherwise become liable with respect to, the obligations of any other person, firm or corporation;

                 M. Acquire or agree to acquire none of the assets or capital stock of any other person, firm or corporation, except for purchases from suppliers in the ordinary course of business;

                 N. Except in the usual and ordinary course of the Corporation's business, make or agree to make no capital expenditures in excess of $10,000.00 for any single item, or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000.00;

                 O. Maintain and keep its properties and facilities in as good condition and working order as at present, except for depreciation through ordinary wear and tear;

                 P. Perform all of its obligations under contracts relating to or affecting its assets, properties and rights, except for non-material failures;

                 Q. Not do, or agree to do, except in the ordinary course of business, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or
         (iii) cancel, without full payment, any note, loan or other obligation owing to Corporation; and

                 R. Enter into no negotiations or agreements with any governmental authority (other than negotiations or agreements for the purchase of goods or services from Corporation) which would affect the future operation of its business.

                 SECTION 4.3 CONSENTS. Corporation shall use its best efforts to obtain the consent of all persons whose consent is required to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Buyer.

                 SECTION 4.4 COMMUNICATIONS. Each party hereto agrees to consult and seek the prior approval of the other parties on reasonable notice, which approval shall not be unreasonably withheld or delayed, as to the content of any press releases or any written statements for general circulation regarding the subject contained in this Agreement.

                 SECTION 4.5 UPDATING OF SCHEDULES. From the date hereof until the Closing Date, Corporation shall keep up to date all of the schedules, exhibits and certificates furnished (or to be furnished) under this Agreement, and shall promptly notify Buyer of any changes, additions or events which may, after the lapse of time, cause any change or addition thereto.

                                   ARTICLE 5

             CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING PARTIES

                 The obligations of Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Selling Parties may waive in writing in accordance with
Section 10.5 below:

                 SECTION 5.1 PERFORMANCE. Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

                 SECTION 5.2 REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of Buyer, set forth in Article 3 hereof, shall be true and correct in all material aspects on the date hereof, and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement.

                 SECTION 5.3 CERTIFICATE OF OFFICER. Selling Parties shall have been furnished with a certificate executed by an officer of Buyer, in form and substance satisfactory to Selling Parties, certifying the fulfillment of the condition set forth in Section 5.2 above.

                 SECTION 5.4 LEGAL OPINION. Seyburn, Kahn, Ginn, Bess, Deitch And Serlin, counsel for Buyer, shall have delivered to Selling Parties customary legal opinions for a transaction of the type contemplated herein.

                 SECTION 5.5 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Shareholders or Corporation, or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Shareholders or Buyer which, if decided adversely, would adversely affect the right of Shareholders to transfer the stock or the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation after the Closing Date, and which, in the judgment of Shareholders, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of Shareholders and the Board of Directors of Corporation, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                 SECTION 5.6 THIRD PARTY CONSENTS. Prior the Closing Date, Shareholders and Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Shareholders and Corporation or a contract or agreement by which Shareholders or Corporation are bound; and (ii) whose current, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement.

                 SECTION 5.7 EMPLOYMENT AGREEMENTS. P. Pamel and Michael McCombs shall have executed and delivered to Buyer employment agreements which are mutually acceptable in form and content. The agreement of Michael McCombs shall include a provision terminating that certain employment agreement dated December 20, 1995 by and between Corporation and Mr. McCombs. Additionally, James E. Stone shall have executed an instrument acknowledging that the employment contract between himself and Corporation is an employment arrangement at will and further acknowledging that he may, therefore, be terminated at any time.

                 SECTION 5.8 COVENANTS NOT TO COMPETE. J. Pamel and Markoul shall have executed and delivered to Buyer covenants not to compete which are mutually acceptable in form and content.

                 SECTION 5.9 LANDLORD CONSENTS. Corporation shall have delivered to Buyer the consent of the following Landlords to the imputed "assignment" of such Landlord's lease with Corporation by virtue of a change in control of Corporation: (i) Millsmith Industries, Inc. under lease dated November 13, 1991; (ii) Millsmith Industries, Inc. under lease dated March, 1996; (iii) Ford Motor Land Development Corporation under lease dated October 13, 1992; and (iv) Ren Cen Ventures under lease dated February 10, 1988.

                 SECTION 5.10 TERMINATION OF BUY/SELL. Corporation shall execute and deliver an instrument terminating the Buy Sell Agreement of June 4, 1996 and all previous agreements.

                 SECTION 5.11 WAIVER OF RE-PURCHASE RIGHT. Corporation and Shareholders shall execute and deliver an instrument waiving the Corporation's right to re-purchase stock as contained in its Articles Of Incorporation.

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                 The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing in accordance with Section 10.5 below:

                 SECTION 6.1 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Selling Parties and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Corporation and by the Shareholders.

                 SECTION 6.2 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Selling Parties contained herein, except as contemplated hereby, shall be true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, and Selling Parties shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                 SECTION 6.3 CERTIFICATE OF SELLING PARTIES. Buyer shall have been furnished with a certificate executed by an officer of Corporation and by Shareholders, in form and substance satisfactory to Buyer, certifying to the fulfillment of the condition set forth in Section 6.2 above.

                 SECTION 6.4 LEGAL OPINION. Dickinson, Wright, Moon Van Dusen and Freemen, counsel for Selling Parties, shall have delivered to Buyer customary legal opinions for a transaction of the type contemplated herein.

                 SECTION 6.5 SATISFACTORY CUSTOMER DUE DILIGENCE. Buyer shall have completed meetings with those certain of the Corporation's customers as are set forth on Exhibit "6.5" hereto. The results of those investigations shall be satisfactory to Buyer in all respects in the exercise of its sole and absolute discretion.

                 SECTION 6.6 UNTRUE STATEMENTS. This Agreement, together with the Exhibits attached hereto or subsequently provided to Buyer at the time of Closing, shall not contain any untrue statement of a known material fact or omit to state a known material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 6.7 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects of Corporation, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which might result in any such material adverse change before or after the Closing Date.

                 SECTION 6.8 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer or Corporation, or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer or Corporation which, if decided adversely, would adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation (or of Buyer or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Buyer, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                 SECTION 6.9 THIRD PARTY CONSENTS. Prior to the Closing Date, Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Corporation or a contract or agreement by which Corporation or its property is bound; (ii) whose consent, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement; and (iii) whose failure to provide such consent, waiver or approval would have or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, operations or prospects of Corporation.

                 SECTION 6.10 CORPORATE ACTION. Immediately prior to the Closing Date, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, the resignations of such officers and directors of Corporation, effective as of the Closing Date, as Buyer may have stipulated to Corporation in writing prior to the Closing Date.

                 SECTION 6.11     EMPLOYMENT AGREEMENTS.   P. Pamel and Michael
McCombs shall have executed and delivered to Buyer employment agreements which are mutually acceptable in form and content. The agreement of Michael McCombs shall include a provision terminating that certain employment agreement dated December 20, 1995 by and between Corporation and Mr. McCombs. Additionally, James E. Stone shall have executed an instrument acknowledging that the employment contract between himself and Corporation is an employment arrangement at will and further acknowledging that he may, therefore, be terminated at any time.

                 SECTION 6.12 LANDLORD CONSENTS. Corporation shall have delivered to Buyer the consent of the following Landlords to the imputed "assignment" of such Landlord's lease with Corporation by virtue of a change in control of Corporation: (i) Millsmith Industries, Inc. under lease dated November 13, 1991; (ii) Millsmith Industries, Inc. under lease dated March ___, 1996; and (iii) Ford Motor Land Development Corporation under lease dated October 13, 1992.

                 SECTION 6.13 COVENANTS NOT TO COMPETE. J. Pamel and Markoul shall have executed and delivered to Buyer covenants not to compete which are mutually acceptable in form and content.

                 SECTION 6.14 ENVIRONMENTAL ASSESSMENT. Shareholders shall, at their expense, have delivered to Buyer a Phase I environmental assessment of the Eight Mile Road Property, which assessment shall be acceptable to Buyer, in all respects, in the exercise of its sole and absolute discretion.

                 SECTION 6.15 LEASE MODIFICATION. The Corporation's lease for the occupancy of 433 East Larned Street, Detroit, Michigan 48226 shall be modified to a month to month tenancy on otherwise substantially the same terms and conditions as currently exist.

                 SECTION 6.16 TERMINATION OF BUY/SELL. Corporation shall execute and deliver an instrument terminating the Buy Sell Agreement of June 4, 1996 and all previous agreements.

                 SECTION 6.17 WAIVER OF RE-PURCHASE RIGHT. Corporation and Shareholders shall execute and deliver an instrument waiving the Corporation's right to re-purchase stock as contained in its Articles Of Incorporation.

                 SECTION 6.18 EIGHT MILE ROAD LEASE. Corporation and Investment Associates shall have entered into a month to month lease for the Eight Mile Road Property on mutually acceptable terms and conditions.

                                   ARTICLE 7

                                  THE CLOSING

                 SECTION 7.1 TIME AND PLACE. The transfer of the Shares by Shareholders to Buyer (the "Closing") shall take place at the offices of Buyer's counsel, Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, in Southfield, Michigan at 9:00 a.m., local time, on August 16, 1996 but effective as of July 1, 1996, or at such other time and place as the parties may agree to in writing (the "Closing Date") but in no event later than September 6, 1996.

                 SECTION 7.2 SELLING PARTIES' OBLIGATIONS AT CLOSING. On the Closing Date, Shareholders shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Section 7.3:

                 A. Certificates representing the Shares, registered in the name of the respective Shareholders, duly endorsed by the respective Shareholders for transfer as specified in Section 1.1 or accompanied by a separate written instrument of assignment. On submission of those certificates to Corporation for transfer, Corporation shall issue to Buyer a new certificate representing the Shares, registered in the name of Buyer and shall issue to Shareholders new certificates representing their remaining shares in the Corporation;

                 B. The stock book, stock ledger, minute book and corporate seal of Corporation;

                 C. Except as otherwise specified by Buyer, the written resignations of all the officers and directors of Corporation;

                 D. The certificate executed by Corporation's officer and by Shareholders, dated the Closing Date, as provided in Section 6.3; and

                 E.       The opinion of counsel as provided in Section 6.4.

                 SECTION 7.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Shareholders the following instruments and documents against delivery of the items specified in Section 7.2:

                 A. The Purchase Price payable to Shareholders in their respective proportions;

                 B.       The Promissory Note and Option contemplated in
         Section 1.3 hereof;

                 C. Certified resolutions of Buyer's Board of Directors, in form reasonably satisfactory to counsel for Selling Parties, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Buyer under this Agreement;

                 D. The certificate executed by Buyer's officer, dated the Closing Date, as provided in Section 5.3;

                 E. An opinion of Buyer's counsel, dated the Closing Date, as provided for in Section 5.4;

                 F. Key man life insurance policies on the lives of Markoul and J. Pamel together with assignments thereof; and

                 G. A covenant deed to the Eight Mile Road Property conveying good and marketable title to the Eight Mile Road Property together with an ALTA policy of title insurance in the amount of $120,000.00, with the cost of such policy being split equally between Shareholders and Buyer. Current real property taxes are to be prorated between Shareholders and Buyer on the due date basis.

                 H. A month to month lease for the Eight Mile Road Property on mutually acceptable terms and conditions.

                 I. A waiver and release of the collection of receivables owed to the Corporation by Shareholders and Investment Associates.

                                   ARTICLE 8

                           OBLIGATIONS AFTER CLOSING

                 SECTION 8.1 AGREEMENT TO REFRAIN FROM COMPETITION. The provisions of Sections 8.1A, 8.1B, 8.1C, 8.1D and 8.1E of this Agreement in favor of Buyer, shall apply only to the following persons and to no others: J. Pamel and Markoul (hereinafter referred to in this Article 8 as "Senior Shareholders") it being acknowledged that the noncompetition agreement of P. Pamel in favor of Buyer is contained in the separate employment agreement between he and the Corporation.

                 A. Senior Shareholders agree that each of them will not, directly or indirectly (and whether or not for compensation), within the twenty-four (24) month period immediately following the Closing Date, actively solicit the following types of business within Michigan: all of the records management and document management activities (including, but not limited to, imaging, micrographics and scanning and conversion services) engaged in by Corporation on the date of this Agreement as long as Buyer (or any successor) shall, directly or indirectly, be engaged in such activity in any of such states.

                 B. Senior Shareholders further agree that each of them will not directly or indirectly, at any time during the non- compete period: (i) divert or attempt to divert from Corporation any business of any kind in which Corporation is engaged; (ii) take any action that causes the termination of a business relationship between Corporation and any customer or supplier of Corporation; or (iii) induce or attempt to induce any person who is an employee of Corporation to leave the employ of Corporation.

                 C. During the period specified in Section 8.1A, Senior Shareholders further agree not to: (i) divulge, communicate, use to the detriment of Corporation or Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Corporation, including personnel information, know-how, computer programs, customer lists or other technical data;
         (ii) divert or attempt to divert from Corporation any business of any kind in which Corporation is engaged on the date hereof; or (iii) induce or attempt to induce any person who is an employee of Corporation on the date hereof to leave the employ of Corporation or Buyer. Senior Shareholders acknowledge and agree that any information or data which is unique to Corporation that either of them has acquired on any of these matters or items was received in confidence and as a fiduciary of Corporation.

                 D. Each of the Senior Shareholders has had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of Corporation, and Senior Shareholders acknowledge and agree that compliance with the covenants set forth in this Section 8.1 is necessary for the protection of the goodwill and other proprietary interest of Corporation and Buyer. Senior Shareholders acknowledge and agree that in the event of a breach of such covenants, neither Corporation, Buyer nor any successors would have an adequate remedy at law, and Corporation, Buyer and any successor shall be entitled to injunctive relief in addition to any other remedies which may be available to them hereunder.

                 E. If, in any judicial proceeding, a court shall refuse to enforce the covenants included herein, then said unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of Buyer and Senior Shareholders that these covenants be given the maximum force, effect and application permissible under law.

Notwithstanding anything to the contrary set forth herein, the foregoing covenants not to compete are to be restated in separate agreements which will set forth the compensation which is to be paid to Senior Shareholders for such covenants.

                 SECTION 8.2 FURTHER ASSURANCES. From time to time, at Buyer's request (whether or not after the Closing), and without further consideration and at the expense of Buyer, Shareholders will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Shares.

                 SECTION 8.3 FORD MOTOR COMPANY AGREEMENT. Corporation is currently pursuing certain incremental work from Ford Motor Company, which work is more particularly described as follows: FTDC offset printing and fulfillment services (the "New Ford Work"). In the event that Corporation is awarded a contract for the New Ford Work within 6 months of the Closing Date, then, and in that event, the Purchase Price will be adjusted by an amount equal to five (5%) percent of the gross revenue derived by the Corporation from the New Ford Work for a period of three (3) years from and after the commencement of the New Ford Work, payable quarterly in arrears. Notwithstanding anything to the contrary set forth herein, in the event that the Corporation first begins work on the New Ford Work contract after the one hundred eightieth (180) day following the Closing Date then, and in that event, the foregoing adjustment to the Purchase Price shall not be paid.

                                   ARTICLE 9

                                INDEMNIFICATION

                 SECTION 9.1 BUYER'S INDEMNITY. Buyer agrees to indemnify, defend and hold harmless Shareholders from and against, and in respect to, any and all losses, expenses, costs, obligations and liabilities, damages and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively referred to herein as "Losses")they may incur by reason of Buyer's breach of or failure to perform any of its representations, warranties, commitments or covenants in this Agreement, or in any instrument, agreement or exhibit furnished or to be furnished by or on behalf of Buyer under this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty or liability to any of the Selling Parties under this Agreement or any loan agreement, lease, contract, order or other agreement (relating to the business of Corporation) to which any of the Selling Parties is a party or by which any of them are bound at the Closing Date.

                 SECTION 9.2 SHAREHOLDERS' INDEMNITY. Shareholders, severally, do hereby indemnify, defend and hold harmless Buyer from and against all Losses that Buyer shall incur or suffer which result from the breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants or agreements in this Agreement, including any exhibit hereto. Buyer shall give Shareholders prompt written notice, certified mail return receipt requested, of any claim to be made by Buyer under this Section 9.2, which notice shall set forth the amount of the claim and all of the facts relating thereto. Shareholders shall have a reasonable opportunity to confirm such claim, at Shareholders' expense and within ten (10) business days after receipt of the aforesaid notice, including, without limitation, review by them or by an attorney and/or accountant retained by them of the factual basis for such claim. Buyer agrees to cooperate with any such confirmation request and make available to Shareholders, or to the attorney and/or accountant appointed by them, at all reasonable times, for inspection and review, the books and records of Buyer relating to the claim, including, but not limited to, any worksheets relating to computation of the claim.

                 If, as a result of the confirmation, Shareholders do not agree that Buyer is entitled to indemnification with respect to the claim and such disagreement cannot, with good faith effort, be promptly settled within an additional ten (10) business days, Buyer and Shareholders shall each appoint within five (5) business days an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. If said two arbitrators cannot agree on the selection of a third arbitrator within the next ten (10) business days, then either Buyer or Shareholders shall be entitled to apply to the American Arbitration Association sitting at Detroit, Michigan for the selection of a third arbitrator who shall then participate in such arbitration proceedings, and who shall be selected from a list of arbitrators possessing the qualifications set forth below. Any arbitrator appointed pursuant to this
Section 9.2 shall be a qualified expert with generally recognized current competence in mergers and acquisitions and complex business transactions. Except as otherwise provided herein, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                 Within thirty (30) business days of the date of selection of the last of the arbitrators to be selected by the foregoing procedure, the arbitrators shall furnish the parties with their written determination. Such written determination shall be certified and signed by at least a majority of the arbitrators, and shall be final and binding on the parties, except with respect to any alleged breach under Section 8.1 as to which the parties may pursue other remedies at law or in equity. Except with respect to any alleged breach under Section 8.1, judgment may be entered on any award rendered by the arbitrators in any federal or state court having jurisdiction over the parties. Each of Buyer and Shareholders shall pay the arbitrator selected by it, and the costs of the third arbitrator shall be paid one-half ( 1/2) by Buyer and one-half ( 1/2) by Shareholders.

                 In the event a claim or demand is made upon Buyer by a third party, which claim or demand Buyer believes could result in a claim by Buyer for indemnification under this Section 9.2, Buyer shall give Shareholders prompt written notice of such claim or demand as soon as practicable after receipt thereof by Buyer. Buyer shall consult with Shareholders to determine what defenses to such claims should be asserted. Shareholders may participate in, but not control, the negotiation, defense or settlement of any third-party claim or demand and may retain counsel at their own expense to represent them in such matters and participate on their behalf.

                 Notwithstanding anything to the contrary set forth herein, it is understood and agreed that: (i) the arbitration methodologies set forth in this Section 9.2 represent Buyer's sole available procedural remedies for enforcement of the within indemnity, except with respect to any alleged breach under Section 8.1 as to which Buyer may pursue other remedies at law or in equity; (ii) only Shareholders shall have any liability under the indemnity given to Buyer hereunder; and (iii) the extent of Shareholders' liability for damages for a breach of any of the representations, warranties, covenants or agreements in this Agreement, except for any alleged breaches of Section 8.1 or
2.10 hereof, shall be limited to the remedies, procedures and limitations set forth in this Section 9.2.

                 With regard to any civil actions which may arise out of any alleged breach of Section 8.1, such civil action shall be heard de novo.

                 SECTION 9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants made by the Selling Parties in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by the other party hereto and shall survive the Closing Date; provided, however, that such representations, warranties, covenants and agreements shall survive only to the extent that the right of indemnification for breach thereof is not otherwise limited pursuant to Section 9.4 hereof.

                 SECTION 9.4 LIMITATION ON INDEMNIFICATION. The following limitations shall apply to the aforesaid right of indemnification: (i) no indemnification shall be required as to amounts recovered pursuant to any insurance policy by the party seeking indemnification; (ii) no indemnification shall be required by any of the Shareholders until the aggregate amount of Buyer's damages exceeds $45,000.00 and then only as to amounts in excess of $45,000.00;
(iii) no indemnification shall be required from the Shareholders for amounts in excess of an aggregate $2,000,000.00; (iv) no indemnification shall be required unless a claim for indemnification is first made within 18 months of the Closing Date except for claims arising out of Sections 2.2 or 2.3 hereof which shall be brought within the applicable statute of limitations; (v) the indemnifying parties shall not be liable for consequential damages except for attorney fees; and (vi) this indemnification is several and not joint and several with the liability of each Shareholder not to exceed his proportionate interest in the Purchase Price. At the conclusion of the aforesaid 18 month period, Buyer and Shareholders shall execute a Mutual Reciprocal Waiver and Release with regard to all matters which could arise under this Article 9 provided that such Reciprocal Waiver and Release shall exclude pending claims and claims which can be brought after such 18 month period under Sections 2.2. or 2.3 hereof and claims which could arise under executory contracts between Buyer, Corporation, Shareholders or any of their affiliates (e.g., the covenants not to compete of J. Pamel and Markoul).

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

                 SECTION 10.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement except for Shareholders who have engaged the services of Sperry, Mitchell & Company, Inc. of New York, New York as its investment banker, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Selling Parties and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any act, omission or statement of the indemnifying party with Shareholders acknowledging full personal responsibility for paying the fees of Sperry, Mitchell & Company, Inc.

                 SECTION 10.2 EXPENSES. Buyer shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby. In the event that this Agreement should be terminated in accordance with
Section 10.10, all legal, accounting and other costs and expenses incurred in connection therewith, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                 SECTION 10.3 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                 SECTION 10.4 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with the Disclosure Schedule and all of the exhibits furnished hereunder, constitutes the sole and entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

                 SECTION 10.5 WAIVER. Buyer may waive in writing compliance by Selling Parties, and Selling Parties may waive in writing compliance by Buyer, with any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

                 SECTION 10.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 10.7 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party and to this Agreement.

                 SECTION 10.8 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

                 SECTION 10.9 RECOVERY OF LITIGATION COSTS. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                 SECTION 10.10 CONDITIONS PERMITTING TERMINATION. Subject to the provisions of Section 7.1 relating to the postponement of the Closing Date, either party may, on or before the Closing Date, terminate this Agreement without liability to the other if a condition to its performance shall not be fulfilled or a material default or breach cannot be cured at or prior to August 16, 1996, or such later date as is agreed to by Buyer and Selling Parties, provided such terminating party is not in default pursuant to the terms of this Agreement. Termination as provided herein shall not waive any rights of any party against another for default or breach of any provision of this Agreement

                 SECTION 10.11 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth
(5th) day after mailing if mailed to the party to whom notice is to be given, by first-class mail, register or certified, postage paid and properly addressed as follows:

                 To Corporation At:     National Reproductions Corporation
                                        29400 Stephenson Highway
                                        Madison Heights, Michigan  48071
                                        Attention:  Peter Pamel

                 With A Copy To:        Richard Bolton, Esq.
                                        Dickinson, Wright, Moon
                                        Van Dusen and Freeman
                                        One Detroit Center
                                        500 Woodward Avenue
                                        Suite 4000
                                        Detroit, Michigan  48226

                 To Shareholders At:    National Reproductions Corporation
                                        29400 Stephenson Highway
                                        Madison Heights, Michigan  48071

                 With A Copy To:        Richard Bolton, Esq.
                                        Dickinson, Wright, Moon
                                        Van Dusen and Freeman
                                        One Detroit Center
                                        500 Woodward Avenue
                                        Suite 4000
                                        Detroit, Michigan  48226

                 To Buyer At:           Lason Systems, Inc.
                                        1305 Stephenson Highway
                                        Troy, Michigan  48084
                                        Attn:  Gary L. Monroe

                 With A Copy To:        Laurence B. Deitch, Esq.
                                        Seyburn, Kahn, Ginn, Bess,
                                        Deitch And  Serlin
                                        2000 Town Center, Suite 1500
                                        Southfield, Michigan 48075-1195

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                 SECTION 10.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                 THIS AGREEMENT was executed as of the date and year first set forth above.


                                        BUYER:

                                        LASON SYSTEMS, INC., a Delaware
                                        corporation





                                        By: /s/ Gary L. Monroe
                                            ----------------------------------
                                                Gary L. Monroe

                                        Its:    Chief Executive Officer
                                            ----------------------------------




                                        HOLDINGS:

                                        LASON HOLDINGS, INC., a Delaware
                                        corporation
                                        (solely for the purpose of being bound
                                        by Section 1.3, Article 3, Section 8.3
                                        and Article 9 of this Agreement)




                                        By: /s/ Gary L. Monroe
                                            ----------------------------------
                                                Gary L. Monroe

                                        Its:    Chief Executive Officer
                                            ----------------------------------

                                        SHAREHOLDERS:




                                        /s/ James Pamel
                                        --------------------------------------
                                        JAMES PAMEL




                                        /s/ John Markoul
                                        --------------------------------------
                                        JOHN MARKOUL




                                        /s/ Peter Pamel
                                        --------------------------------------
                                        PETER PAMEL





                                        CORPORATION:

                                        NATIONAL REPRODUCTIONS CORPORATION,
                                        a  Michigan corporation





                                        By: /s/ John Markoul
                                            ----------------------------------

                                        Its: President
                                            ----------------------------------

                                 EXHIBIT "1.3"


Purchase Price:  $8,511,961.00


Allocated among Shareholders as follows:


John Markoul                50%                    $4,255,980.50

James Pamel                 44.73%                 $3,807,400.16*

Peter Pamel                 5.27%                  $  448,580.34
                                                   -------------

                                                   $8,511,961.00
                                                   =============



* Payable as follows:

         Promissory Note - $400,000.00
         Cash - $3,406,272.51